EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 000-51801) of Rosetta Resources Inc. of our report dated April 19, 2006 relating to the consolidated financial statements of Rosetta Resources Inc. as of and for the six months ended December 31, 2005 (successor), which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 19, 2006